Baldwin Technology Company, Inc.

2 Trap Falls Road
Suite 402	Tel: 203 402 1000
Shelton, CT 06484-0941	Fax: 203 402 5500
USA	www.baldwintech.com

News from Baldwin

FOR IMMEDIATE RELEASE
Contact:	Vijay C. Tharani
203.402.1002

BALDWIN FILES SUIT AGAINST TECHNOTRANS FOR 32,672,592 EURO

SHELTON, CT, May 18, 2005 — Baldwin Technology Company, Inc. (ASE:BLD) announced that its subsidiary, Baldwin Germany GmbH of Augsburg, Germany, today filed suit in the Regional Court in Dusseldorf, Germany against technotrans, A.G. of Sassenberg, Germany, claiming damages of 32,672,592 Euro (approximately $41,000,000) as a result of patent infringement. Using data provided by technotrans, the amount of damages claimed has been calculated based on a Supreme Court ruling regarding the recovery of profits made with infringing devices.

In 2000, Baldwin Germany filed the patent infringement action against technotrans. In November 2002, the Dusseldorf Higher Regional Court ruled in favor of Baldwin Germany and against technotrans in the underlying patent infringement case between the parties. That court found that technotrans infringed Baldwin’s cooling combination patent with the combination devices it sold through 2002. Technotrans has appealed that judgment to the German Supreme Court in Karlsruhe, Germany. The appeal is still pending.

In July 2004, the Federal Patent Court in Munich, Germany, upheld the validity of Baldwin Germany’s cooling combination patent, which was the subject of a revocation action brought by technotrans. That ruling has also been appealed by technotrans to the German Supreme Court in Karlsruhe, Germany. This appeal is pending, too.

As a result of the favorable ruling of patent validity at the Federal Patent Court and the favorable ruling of patent infringement by technotrans at the Dusseldorf Higher Regional Court, Baldwin decided to pursue the next phase of this litigation, by bringing this legal action for damages. Karl Puehringer, a Vice President of the Company, commented on the lawsuit: “We believe that the appropriation of Baldwin’s technology by technotrans has caused us significant and substantial harm.”

Baldwin Technology Company, Inc. is a leading international manufacturer of accessories and controls for the printing and publishing industry.